Exhibit 107

Calculation of Filing Fee Tables

Form S-4

Digital Transformation Opportunities Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	New AON Class A Common Stock	457(f)(2)	1,236,480	N/A	$2,471,120	0.0001102	$273
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,471,120		$273
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$273

(1) Represents approximately the maximum number of shares of New AON Class A common stock issuable in respect of AON Class B-1 units participating in the Exchange Offer (or otherwise mandatorily exchanged in connection therewith) at the Per Company Unit Exchange Ratio, calculated as the product of (i) 2,688 (the estimated Per Company Unit Exchange Ratio as of April 27, 2023, the initial filing date of this registration statement on Form S-4) and (ii) 460 (the total number of authorized AON Class B-1 units as of April 27, 2023, the initial filing date of this registration statement on Form S-4).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. AON is a private company and no market exists for its securities. Therefore, the proposed maximum aggregate offering price is the product of (i) $5,372 (the book value of an AON Class B-1 unit, as of April 27, 2023, the initial filing date of this registration statement on Form S-4) and (ii) 460 (the total number of authorized AON Class B-1 units as of April 27, 2023, the initial filing date of this registration statement on Form S-4).